Exhibit 10.22

Certain confidential information has been omitted from this Exhibit 10.22 pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “* * *” at each place in this Exhibit 10.22 where the omitted information appeared in the original.

DECEMBER 2009 AMENDMENT TO GYPSUM CONTRACT

This December 2009 Amendment to the Gypsum Contract dated December 29, 1998 (“December 2009 Amendment”) is entered into as of the 22nd day of December, 2009, by and between Duke Energy Ohio, Inc. (“DEO”), formerly known as The Cincinnati Gas and Electric Company, The Dayton Power & Light Company (“DP&L”) and Columbus Southern Power Company (“CSP”), each an Ohio corporation and owners (collectively “Owners”) of the Wm H. Zimmer Generating Station located in Moscow, Ohio (“Zimmer”) and by Lafarge North America Inc., a Maryland corporation, (“Lafarge”). The Owners and Lafarge may he referred collectively as the Parties or individually, as a Party.

WHEREAS, the Parties entered into a Gypsum contract, dated December 29, 1998 (the “Agreement”); and

WHEREAS, the Parties desire to amend certain terms and conditions of the Agreement;

NOW THEREFORE, for and in consideration of the premises contained herein and other good and valuable consideration, the Parties hereby agree as follows:

1.	Unless otherwise defined, all capitalized terms used in this December 2009 Amendment shall have the meanings set forth in the Agreement.

2.	Section 3A of the Agreement is hereby deleted in its entirety and replaced with the following:

A.	Complying Gypsum shall meet each of the specifications set forth in Amended Exhibit A. Gypsum shall be sampled and its compliance with the specifications in Amended Exhibit A shall be determined in accordance with the protocols set forth in Amended Exhibit A, except to the extent such protocols are modified by the subparagraphs below. All such sampling and testing shall occur prior to loading the gypsum on Lafarge’s barges or prior to storage of gypsum at the Owners’ site. Sampling shall be at the Owners’ expense.

(i)	All tests results that are required by this December 2009 Amendment or the Agreement, whether for Complying or Non-Complying Gypsum, shall be provided to Lafarge in the format agreed upon by the Parties and to the individuals designated by the Parties at the frequency provided for in Amended Exhibit A and/or in the subparagraphs below.

(ii)	If, pursuant to Amended Exhibit A, any specification other than * * * requires that testing be done either * * * or more frequently

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than * * * and such testing indicates that the Gypsum is Non-Complying, all Gypsum produced after receipt of the first non-complying test result by Owners will be deemed Non-Complying until new testing, done at such a time as Owner chooses, indicates that the Gypsum is Complying.

(iii)	If testing for * * *, done at the frequency specified in Amended Exhibit A, indicates that the Gypsum exceeds the specification for * * *, all Gypsum produced after the receipt of such test result by Owners shall be deemed Non-Complying Gypsum until four (4) additional and consecutive tests, at least five (5) minutes apart, indicate that gypsum produced after the first of those four tests is Complying Gypsum. Thereafter, testing for * * * will return to the frequency set forth in Amended Exhibit A.

(iv)	If, pursuant to Amended Exhibit A, any specification requires that testing be done less frequently than * * * and such testing indicates that the gypsum is Non-Complying Gypsum, all gypsum produced after receipt of such test results by Owners will be deemed Non-Complying Gypsum until additional testing, done at a time of Owners’ choosing, indicates that the gypsum is Complying Gypsum. For purposes of this subparagraph only, all material produced fourteen (14) days prior to receipt of the test indicating the gypsum is Non-Complying Gypsum will also be deemed Non-Complying Gypsum. At their discretion, Owners may re-test such gypsum for the specific parameter in question, using one of each day’s four retained Zimmer controlled split samples that were taken in each of the fourteen days. The test results of a particular day’s sample will determine whether the related day’s material is Complying Gypsum. Any Non-Complying Gypsum will be deducted from the current or next subsequent invoice.

3.	The following paragraphs are added to Section 3 entitled “Complying Gypsum.”

C.	If within fourteen (14) days after Lafarge has taken title to gypsum that it believed was Complying Gypsum and, in using such gypsum, Lafarge experiences significant operational problems that materially affect its production and such operational problems are reasonably and verifiably related to gypsum produced by Owners, then Lafarge may, at its expense, retest such gypsum for those specifications that are subject to daily or more frequent-than-daily testing, except pH testing. If such test results indicate that at least * * * of such gypsum are Non-Complying Gypsum, Lafarge shall notify Owners and supply such test results.

(i)	Within ten (10) days of the receipt of notice under this Paragraph, Owners shall, at their expense, retest the daily retained Zimmer controlled split samples for each day in which any of the * * * of allegedly Non-Complying Gypsum was produced, for the specific parameter in question.

(ii)	If the Owners’ re-tests indicate that gypsum produced on a particular day was Non-Complying Gypsum, the percent of Gypsum produced that day(s) will be multiplied by the total gypsum produced during the period in question to determine what amount is Non-Complying Gypsum. That amount of Non-Complying Gypsum will be deducted from current or subsequent invoices in accordance with the terms of this Agreement.

(iii)	If testing by Lafarge and Owners is inconsistent, either Party may conduct further testing through a mutually agreed upon third party laboratory. The results of such third party laboratory shall be deemed conclusive and the Party whose results are inconsistent with the third party laboratory testing shall pay for the third party testing.

D.	As set forth in Amended Exhibit A, Lafarge shall accept gypsum as Complying Gypsum where such gypsum has a * * * of no more than or equal to * * *. Lafarge may accept gypsum as Complying Gypsum that has a * * * exceeding * * *. If the monthly average * * * is greater than * * *, Owners will discount the then current Gypsum price by * * * for the tons supplied in the calendar month during which the monthly average of the * * * exceeds * * *, except that if Lafarge accepts gypsum with an * * * of greater than * * *, such gypsum shall not be used in calculating the monthly average. Such discount will be shown on the monthly invoice. The monthly average shall be calculated by adding together the * * * on each day during the calendar month in which Lafarge took title to gypsum, not including any day in the calendar month on which Lafarge accepted delivery of gypsum with an * * * greater than * * *, and dividing it by the number of days in that month on which Lafarge took such delivery of Gypsum, not including days in the calendar month on Lafarge accepted deliver of gypsum with an * * * greater than * * *.

E.	As set forth in Amended Exhibit A, Lafarge shall accept gypsum as Complying for which * * * are * * * or less. Lafarge may accept gypsum as Complying Gypsum for which * * * exceeds * * * but such gypsum shall not be included in the calculation of the monthly average * * * test set forth in Amended Exhibit A.

4.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

A.

Lafarge may, at its discretion, accept any gypsum that, based on Owner’s specification testing in compliance with Amended Exhibit A, is Non-Complying Gypsum. If Lafarge accepts Non-Complying Gypsum, such gypsum will be deemed Complying Gypsum under all provisions of the Agreement and is not subject to retesting or reclassification as Non-Complying Gypsum under either this December 2009 Amendment or any other section of the Agreement.

B.	In the event a Lafarge barge is partially loaded with Non-Complying Gypsum and later testing reveals that such gypsum is Non-Complying Gypsum, the entire barge will be treated as Non-Complying Gypsum, except as set forth in subparagraph (i) below.

(i)	If Lafarge has accepted the Non-Complying Gypsum pursuant to Subparagaph 4(A), the entire barge will be designated as Complying Gypsum.

(ii)	If Lafarge rejects the Non-Complying Gypsum, Lafarge will not be deemed to have taken title to such gypsum and all costs related to the transportation and handling of such gypsum will be at Owners’ expense. However, Lafarge will unload such barge at its facility and segregate the Non-Complying Gypsum. Owners shall remove such gypsum within four (4) weeks of the unloading and segregation, provided that Lafarge provides notice of the same. If Owners fail to remove such gypsum within four (4) weeks of notice, Lafarge may dispose of the gypsum in a commercially reasonable and environmentally responsible manner at Owner’s cost. For purposes of this subsection, Lafarge will provide Owners with documentation of its costs of barge freight, barge unloading and disposal costs in handling the gypsum. Lafarge will charge * * * for segregation and truck loading costs. Any and all such costs, if not unreasonable, shall be clearly deducted from the next invoice by Owners.

5.	Section 7C is amended by adding the following sentence to the end of that Paragraph:

“Effective June 1, 2009, * * * will be added to the then effective contract price per ton of Complying Gypsum.”

6.	Exhibit A is hereby deleted in its entirety and replaced with the following:

Exhibit A, as Amended

* * *

7.	Except as provided herein and in any previously executed amendments to the Gypsum Contract, the Agreement shall remain unchanged and any additional amendments must be in writing and executed by the parties.

8.	The December 2009 Amendment to the Gypsum Contract may be executed in one or more counterparts, each of which shall be considered an original and all of which shall constitute but one and the same instrument.

Duke Energy Ohio, Inc.

Signature:	/s/ Charles R. Whitlock

Name: Charles R. Whitlock

“for and on behalf of Duke Energy Ohio, Inc. as partial owner and operator (and as operator. for and on behalf of the other owners)”

Title: Senior Vice President - Midwest Non-Regulated Generation Operations

Date:	2-4-10

Lafarge North America, Inc.

Signature:	/s/ Ike Preston

Name:	Ike Preston

Title:	President

Date:	3/5/10